Exhibit 99.1

Press Release            NASDAQ:ABCW

FOR IMMEDIATE RELEASE

Date: May 18, 2015

ANCHOR BANCORP WISCONSIN INC. FINALIZES SALE OF VIROQUA BRANCH TO ROYAL BANK

Madison, Wis., May 18, 2015 – AnchorBank, fsb, a wholly owned subsidiary of Anchor BanCorp Wisconsin Inc. (ABCW), today announced that it has finalized the sale of its Viroqua retail banking branch to Royal Bank of Elroy, Wisconsin as previously announced. The transaction closed today following receipt of the necessary regulatory approvals and satisfaction of customary closing conditions. Financial terms of the transaction were not disclosed.

Under the agreement, Royal Bank has assumed approximately $12 million in deposits, along with loans and other assets. The branch involved in the transaction is located at 311 North Main Street in Viroqua, Wisconsin.

“We believe Royal Bank will serve these Viroqua customers well, and wish them the best during this transition,” said Chris Bauer, AnchorBank’s Chief Executive Officer. “This sale underscores our deep commitment to improving the effectiveness of our operating platform, while delivering a great banking experience for our customers.”

Edelman & Co., Ltd. served as financial advisor for Royal Bank in the transaction.

About Anchor BanCorp Wisconsin Inc.

Anchor BanCorp’s stock is traded on the NASDAQ global market under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has offices located in Wisconsin.

About Royal Bank

Royal Bank is a community bank with 15 office locations throughout Southwest Wisconsin. For more information, visit www.royalbank-usa.com.

For More Information

For more information, contact Jennifer Ranville at (608) 252-8862.

Forward-Looking Statements

This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. This includes any statements regarding management’s plans, objectives or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements. Outcomes related to such statements are subject to numerous risk factors and uncertainties, including those listed in the company’s Annual Report filed on Form 10-K.